EXHIBIT 99.1


          U.S.B. HOLDING CO., INC., UNION STATE BANK'S PARENT COMPANY,
                REPORTS RECORD EARNINGS FOR THE SIX MONTHS ENDED
                       JUNE 30, 2003 OF $16.3 MILLION AND
              RECORD 2003 SECOND QUARTER EARNINGS OF $8.7 MILLION

ORANGEBURG, NY, JULY 22, 2003 - Thomas E. Hales, Chairman of the Board of U.S.B. Holding Co., Inc. (the "Company") with consolidated assets of $2.72 billion, the parent company of Union State Bank (the "Bank"), today announced that the Company's reported net income for the six months ended June 30, 2003 was $16.3 million compared to $12.1 million for the six months ended June 30, 2002, an increase of 34.6 percent. Diluted earnings per common share were $0.86 for the six months ended June 30, 2003, compared to $0.64 per common share in the prior year period, an increase of 34.4 percent. The Company's record net income for the six months ended June 30, 2003 resulted in a 20.27 percent return on average common stockholders' equity as compared to 17.42 percent for the six months ended June 30, 2002.

         For the three months ended June 30, 2003, net income was $8.7 million compared to $6.1 million for the three months ended June 30, 2002, an increase of 42.3 percent. Diluted earnings per common share for the quarter ended June 30, 2003 was $0.46 compared to $0.32 in the comparable 2002 period, an increase of 43.8 percent. The Company's record second quarter 2003 net income resulted in a 21.30 percent return on average common stockholders' equity as compared to
17.34 percent for the prior year period.

         The higher net income for the six months and three months ended June 30, 2003 compared to the prior year periods reflects increases in the Company's net interest income, significantly higher gains on sales of securities available for sale, and higher non-interest income, as well as a lower provision for credit losses for the six month 2003 period. The higher income for both periods was partially offset by increases in non-interest expenses and a higher effective rate for the provision for income taxes. The increase in diluted earnings per common share for both 2003 periods reflects the higher net income, partially offset by higher adjusted weighted average shares, as compared to the six months and three months ended June 30, 2002.

         Mr. Hales commented that, "The Company's success is primarily the result of continued loan growth in spite of an increase in loan prepayments and prudent management of the investment portfolio and credit risk. The Company continues to carry out its strategy of originating loans and obtaining deposits within the markets it serves."

         Mr. Hales also added, "Management continually monitors the Company's interest rate sensitivity especially during this time of historically low interest rates. Management has recognized gains on the investments for which prepayments have accelerated as a result of the current low interest rate environment, significantly contributing to the record earnings during the 2003 periods."

         Mr. Hales explained that, "The Company's investment portfolio has been restructured and is well positioned with a combination of fixed and floating rate securities, which are expected to perform favorably in a rising interest rate environment. Although the net interest margin will remain under pressure in the low interest rate environment, the Company believes the addition of floating rate securities is prudent to protect against rising interest rates, while the inclusion of fixed rate securities with reasonable periods of call protection will mitigate the adverse effects on interest income if interest rates remain low."

         Net interest income for the six months ended June 30, 2003 increased
4.3 percent to $37.3 million as a result of a higher level of average earning assets compared to the prior year. Average earning assets increased to $2.40 billion for the six months ended June 30, 2003 compared to $1.99 billion for the same period in 2002, an increase of 20.9 percent. The growth was a result of increases primarily in average net loans of $153.0 million (12.6 percent) and average securities of $244.1 million (33.6 percent). Net interest income also benefited from an $81.0 million (27.8 percent) increase in average earning assets over interest bearing liabilities and Trust Preferred Securities for the six months ended June 30, 2003 compared to the 2002 period. The increase in net interest income was partially offset by a decrease in the net interest margin on a tax equivalent basis to 3.19 percent for the six months ended June 30, 2003 from 3.73 percent for the comparable 2002 period.

         Mr. Hales commented, "The Company has increased its net interest income by increasing earning assets. However, the Company's core revenue has been negatively affected by the continued low interest rate environment, and will most likely cause the net interest spread and margin to further decrease. Management will continue to evaluate and manage the effect of the changing interest rate environment on the Company's present and future operations, while continuing to competitively price its products and services throughout the markets it serves. Management will also continue to use its strong capital position to prudently leverage the balance sheet resulting in increased levels of net interest income, which will offset the narrowing of the net interest margin."

         Non-interest income increased 12.3 percent to $3.6 million for the six months ended June 30, 2003 as compared to $3.2 million for the prior year period. The increase was due to an increase in fees derived from service charges on deposit accounts, debit cards, fee income on non-traditional investment product sales, and other types of non-interest revenue, which were partially offset by lower loan prepayment fees.

         Net security gains increased $7.0 million to $8.4 million for the six months ended June 30, 2003 compared to $1.4 million for the similar 2002 period. The gains for the 2003 period were primarily realized on sales of available for sale securities that management believed would most likely have been called at par value or for which principal prepayments have accelerated.

         Non-interest expenses increased 16.5 percent to $22.4 million for the six months ended June 30, 2003 compared to $19.2 million for the 2002 comparable period. The increase was primarily to support the 27.7 percent balance sheet growth from $2.13 billion at June 30, 2002 to $2.72 billion at June 30, 2003.

         Mr. Hales explained that, "The Company prides itself on complementing its balance sheet growth with a sound infrastructure that consists of up-to-date technology and adequate levels of personnel to service existing and prospective customers within and around our market areas."

         The provision for credit losses decreased $0.9 million for the six months ended June 30, 2003 to $1.7 million from $2.6 million for the comparable 2002 period. This decrease was primarily due to an improvement in credit quality of the loan portfolio as compared to the six months ended June 30, 2002. The Company's non-performing assets decreased to $7.6 million, or 0.28 percent of total assets at June 30, 2003 from $19.4 million, or 0.91 percent of total assets at June 30, 2002.

         Non-performing assets at June 30, 2003 primarily consist of one real estate construction loan. The specific allocation of allowance for credit losses for this loan of $2.1 million at March 31, 2003 was reduced to $1.7 million during the second quarter, and that amount was charged off in the current period, reducing the loan balance to $7.5 million at June 30, 2003 as compared to a loan balance of $12.4 million and $17.8 million at December 31, 2002 and June 30, 2002, respectively. No additional specific reserves for this loan are currently considered necessary based on the evaluation of the loan collateral. Through an agreement with the borrower, additional financing was provided on the non-performing real estate construction loan to finalize construction of the condominium units, which is substantially complete. As of July 22, 2003, of the original 83 units, 7 remain to be sold. One of these units is currently in contract, while the remaining six units are being actively marketed for sale. Pending sales of the units and repayment of the loan, the Bank continues to proceed with foreclosure on other real estate that also collateralizes the loan and to pursue its claim against the borrower and guarantors for any deficiency.

         Net interest income for the quarter ended June 30, 2003 increased to $19.0 million, reflecting a 2.9 percent increase from the comparable 2002 quarter. The increase in net interest income is primarily due to an increase in average earning assets to $2.44 billion for the quarter ended June 30, 2003, compared to $2.01 billion for the 2002 quarter, an increase of 21.4 percent. This increase was primarily due to a $132.4 million (10.6 percent) increase in average net loans and a $265.6 million (37.0 percent) increase in average securities. Net interest income for the quarter ended June 30, 2003 also benefited from increases in average earning assets over average interest bearing liabilities and Trust Preferred Securities of $56.6 million (19.0 percent) over the 2002 period. The increase in net interest income was partially offset by a decrease in the net interest margin on a tax equivalent basis to 3.20 percent for the three months ended June 30, 2003 from 3.80 percent for the comparable 2002 period.

         An increase in non-interest income of $0.2 million to $1.9 million for the three month period ended June 30, 2003 compared to the prior year period resulted from increases in service charges on deposit accounts, letter of credit fees, fee income on nontraditional investment product sales, and other types of non-interest revenue, partially offset by a decrease in loan prepayment fees.

         Net security gains on sales of available for sale securities, for which principal prepayments have accelerated, increased $5.1 million to $5.4 million for the three months ended June 30, 2003. The net security gains significantly contributed to the increase in net income for the three month period ended June 30, 2003 compared to the prior year period.

         Non-interest expenses increased 18.6 percent to $11.6 million for the 2003 second quarter from $9.8 million for the 2002 second quarter to support the Company's infrastructure for increased business and balance sheet growth.

         Mr. Hales remarked that, "The Company has continued to expand its operations during 2003, consistent with its strategy of obtaining deposits and making loans with the opening of a full service branch in Goshen, Orange County, New York, which will complement its loan office opened during the first quarter of 2003, and the opening of a full service branch in Eastchester, Westchester County, New York. We believe that the Company's expansion into Orange County represents a natural progression into an area where there are already strong lending relationships, while the Eastchester Branch expands the Company's presence in Westchester County."

         The Company operates through its banking subsidiary, Union State Bank, a commercial bank currently with twenty-seven locations in Rockland and Westchester counties and one location each in Stamford, Connecticut, Goshen, Orange County, New York, and New York City. The Company's common stock is listed on the New York Stock Exchange trading under the symbol "UBH." Further information on the Company can be found on the world wide web at www.unionstate.com.

--------------------------------------------------------------------------------
         FORWARD-LOOKING STATEMENTS: The Company has made, and may continue to make, various forward-looking statements with respect to earnings, credit quality and other financial and business matters for periods subsequent to June 30, 2003. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

         In addition to the underlying factors previously disclosed by the Company and identified elsewhere herein, the following factors and assumptions could cause actual results to differ materially from such forward-looking statements: competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions, including changes in interest rates and the shape of the U.S. Treasury yield curve; wartime events and the related impact of the credit quality of borrowers; the extent and timing of actions of the Federal Reserve Board; customer deposit disintermediation; changes in customers' acceptance of the Company's products and services; increases in Federal and state income taxes and/or the Company's effective income tax rate; and the extent and timing of legislative and regulatory actions and reform.

         The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

--------------------------------------------------------------------------------

                            U.S.B. HOLDING CO., INC.
                   SELECTED FINANCIAL INFORMATION - UNAUDITED
                 (IN THOUSANDS, EXCEPT RATIOS AND SHARE AMOUNTS)

                                               SIX  MONTHS ENDED                THREE MONTHS ENDED
                                                     JUNE 30,                         JUNE 30,
                                        -----------------------------     ----------------------------
                                            2003              2002            2003             2002
                                        ------------      -----------     -----------      -----------
CONSOLIDATED SUMMARY OF OPERATIONS:
   Interest income                      $     63,904      $    62,047     $    32,549      $    31,573
   Interest expense                           26,616           26,290          13,555           13,109
                                        ------------      -----------     -----------      -----------
   Net interest income                        37,288           35,757          18,994           18,464
   Provision for credit losses                 1,672            2,597           1,333            1,365
   Non-interest income                         3,561            3,172           1,864            1,670
   Net security gains                          8,383            1,368           5,351              293
   Non-interest expenses                      22,388           19,220          11,566            9,756
                                        ------------      -----------     -----------      -----------
   Income before income taxes                 25,172           18,480          13,310            9,306
   Provision for income taxes                  8,862            6,365           4,620            3,200
                                        ------------      -----------     -----------      -----------
   Net income                            $    16,310      $    12,115     $     8,690      $     6,106
                                         ===========      ===========     ===========      ===========
CONSOLIDATED COMMON SHARE DATA :
   Basic earnings per share              $      0.88      $      0.66     $      0.47      $      0.33
   Diluted earnings per share            $      0.86      $      0.64     $      0.46      $      0.32
   Weighted average shares                18,579,001       18,377,990      18,562,645       18,403,822
   Adjusted weighted average shares       19,009,974       18,936,768      19,007,404       18,983,033
   Cash dividends per share              $      0.20      $      0.18     $      0.10      $      0.09


SELECTED BALANCE SHEET DATA               JUNE 30,           DECEMBER 31,        JUNE 30,
  AT PERIOD END:                            2003                2002              2002
                                       -----------          -------------      -----------
Securities available for sale,
  at estimated fair value              $   801,267          $   775,509        $   401,826
Securities held to maturity                205,562              274,894            289,729
Loans, net of unearned income            1,407,067            1,350,441          1,251,133
Allowance for loan losses                   14,097               14,168             12,879
Total assets                             2,720,820            2,542,866          2,130,483
Deposits                                 1,712,721            1,551,787          1,499,113
Borrowings                                 617,484              504,094            416,242
Corporation - Obligated mandatory
  redeemable capital securities of
  subsidiary trusts                         50,000               50,000             50,000
Stockholders' equity                       166,610              156,011            143,961
Tier 1 capital                         $   207,516          $   194,999        $   179,844
Common shares outstanding               18,510,345           18,501,580         18,454,061
Book value per common share            $      9.00          $      8.43        $      7.80
Leverage ratio                                8.14%                8.36%              8.60%
Allowance for loan losses to
  total loans                                 1.00%                1.05%              1.03%
Non-performing assets to
  total assets                                0.28%                0.49%              0.91%


SELECTED INCOME STATEMENT DATA FOR            SIX MONTHS ENDED               QUARTER ENDED
   THE PERIOD ENDED:                     JUNE 30, 2003 JUNE 30, 2002   JUNE 30, 2003 JUNE 30, 2002
                                          -----------------------------------------------------------
   Return on average total assets             1.29%        1.16%           1.36%          1.16%
    Return on average common
  stockholders' equity                       20.27%       17.42%          21.30%         17.34%

   Efficiency ratio                          53.45%       47.82%          54.11%         47.00%

   Net interest spread - tax equivalent       3.08%        3.63%           3.12%          3.71%

   Net interest margin - tax equivalent       3.19%        3.73%           3.20%          3.80%


                            U.S.B. HOLDING CO., INC.

                     AVERAGE BALANCE INFORMATION - UNAUDITED

                                       SIX MONTHS ENDED          THREE MONTHS ENDED
                                             JUNE 30,                  JUNE 30,
                                       -----------------          ----------------
                                       2003         2002          2003        2002
                                       ----         ----          ----        ----
                                           (000's)                     (000's)
ASSETS
------
Federal funds sold                  $   63,230   $   44,647   $   76,716   $   46,141
Securities(1)                          969,708      725,589      982,797      717,227
Loans(2)                             1,367,951    1,214,950    1,375,871    1,243,452
Earning assets                       2,400,889    1,985,186    2,435,384    2,006,820
                                    ----------   ----------   ----------   ----------
TOTAL ASSETS                        $2,522,805   $2,080,481   $2,555,965   $2,097,022
                                    ----------   ----------   ----------   ----------
LIABILITIES, TRUST
PREFERRED SECURITIES AND
STOCKHOLDERS' EQUITY

Non-interest bearing deposits       $  266,104   $  225,946   $  266,351   $  228,925
Interest bearing deposits            1,376,637    1,236,831    1,412,435    1,251,770
                                    ----------   ----------   ----------   ----------
Total deposits                       1,642,741    1,462,777    1,678,786    1,480,695
Borrowings                             601,699      416,597      617,867      416,117
Interest bearing liabilities         1,978,336    1,653,428    2,030,302    1,667,887
Corporation-Obligated mandatory
    redeemable capital securities
    of subsidiary trusts                50,000       40,221       50,000       40,440
STOCKHOLDERS' EQUITY                $  160,885   $  139,049   $  163,166   $  140,791
                                    ==========   ==========   ==========   ==========

--------------

        (1)  Securities exclude mark-to-market adjustment required by FASB
             No. 115.

        (2) Loans are net of unearned discount and the allowance for loan losses. Nonaccruing loans are included in average balances for purposes of computing average loans, average earning assets and total assets.

                            U.S.B. HOLDING CO., INC.

                 SUPPLEMENTAL FINANCIAL INFORMATION - UNAUDITED

                                        CONSOLIDATED BALANCE SHEET DATA
                                                  AT JUNE 30,
                                               ----------------
                                               2003        2002
                                               ----        ----
                                                   (000's)
Commercial (time and demand) loans        $  150,959   $  142,766
Construction and land development loans      366,316      286,481
Commercial mortgages                         591,314      534,016
Residential mortgages                        233,494      229,013
Home equity loans                             56,586       48,475
Personal installment loans                     3,112        5,440
Credit card loans                              5,339        5,995
Other loans                                    4,394        3,055
Deferred commitment fees                       4,447        4,108
Intangibles                                    6,153        6,088
Other real estate owned                         --             34
Non-accrual loans                              7,558       19,336
Restructured loans                               145          150
Non-interest bearing deposits                275,278      233,620
Interest bearing deposits                  1,437,443    1,265,493


                                             CONSOLIDATED INCOME STATEMENT DATA FOR THE
                                               SIX MONTH PERIOD    THREE MONTH PERIOD
                                                  ENDED JUNE 30,     ENDED JUNE 30,
                                                 --------------      --------------
                                                 2003      2002      2003      2002
                                                 ----      ----      ----      ----
                                                               (000's)
Interest income - FTE                          $64,937   $63,308   $33,065   $32,195
Net interest income - FTE                       38,321    37,018    19,510    19,086
Deposit service charges                          1,840     1,627       922       820
Other income                                     1,721     1,545       942       850
Salaries and employee benefits expense          13,323    11,510     6,856     5,859
Occupancy and equipment expense                  3,410     3,153     1,726     1,604
Advertising and business development expense     1,334       909       770       486
Professional fees expense                          715       522       377       256
Communications expense                             609       523       298       239
Stationery and printing expense                    384       401       207       199
Amortization of intangibles                        508       451       254       225
Other expense                                    2,105     1,751     1,078       888
Net charge-offs                                  1,722     2,019     1,692     1,410